Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of Luokung Technology Corp. of our reports dated May 17, 2022 relating to the consolidated financial statements and the internal control over financial reporting of Luokung Technology Corp. and subsidiaries as of December 31, 2021 and for the year then ended, which appear in Luokung Technology Corp.’s Form 20-F for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

MSPC
Certified Public Accountants and Advisors,
A Professional Corporation

New York, New York
November 17, 2022